Exhibit 99.1

CONSENT OF EVERCORE GROUP L.L.C.

January 19, 2016

Mr. Rocky Duckworth

Chairman of the Conflicts Committee of the Board of Directors

Of Northern Tier Energy GP LLC, the general partner of

Northern Tier Energy LP

1250 W. Washington Street, Suite 300

Tempe, Arizona 85281

We hereby consent to (i) the inclusion of our opinion letter, dated December 21, 2015, to the Conflicts Committee of the Board of Directors of Northern Tier Energy GP LLC as Annex B to the proxy statement/prospectus included in the initially filed Registration Statement on Form S–4 of Western Refining, Inc. (“WNR”) filed on January 19, 2016 (the “Registration Statement”) relating to the proposed merger of Northern Tier Energy LP with and into a wholly–owned subsidiary of WNR and (ii) all references to Evercore Group L.L.C. in the sections captioned “Summary Term Sheet—Interest of Certain Persons in the Merger”, “Summary Term Sheet—Opinion of Evercore Group L.L.C.”, “Questions and Answers about the Merger and the NTI Special Meeting”, “Special Factors—Background of the Merger”, “Special Factors—Recommendation of the NTI GP Conflicts Committee and Its Reasons for Recommending Approval of the Merger Proposal and the NTI Compensation Proposal”, “Special Factors—Projected Financial Information”, “Special Factors—Opinion of Evercore Group L.L.C.”, “Special Factors—Interest of Certain Persons in the Merger”, and “Part II. Information Not Required in Prospectus—Item 21. Exhibits and Financial Statement Schedules” of the joint proxy statement/prospectus which forms a part of the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above–mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above–mentioned Registration Statement), joint proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours, EVERCORE GROUP L.L.C.

By:	/s/ Raymond B. Strong
Name:	Raymond B. Strong
Title:	Senior Managing Director